Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-177366 on Form S-8 and Registration Statement No. 333-209734 on Form S-8 of our reports dated May 16, 2016 relating to the consolidated financial statements and financial statement schedule of Renren Inc., its subsidiaries, its variable interest entities and the subsidiaries of its variable interest entities (collectively, the “Group”), and relating to the effectiveness of the Group’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Group’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 20-F of Renren Inc. for the year ended December 31, 2015.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People's Republic of China

May 16, 2016